Exhibit 1.2

CARDIOME PHARMA CORP.

Consolidated Financial Statements

For the years ended December 31, 2014 and 2013

MANAGEMENT’S REPORT

The accompanying consolidated financial statements of Cardiome Pharma Corp. are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements and related notes have been prepared by management in accordance with generally accepted accounting principles used in the United States of America, and where appropriate, reflect management’s best estimates and assumptions based upon information available at the time that these estimates and assumptions were made.

Management is responsible for establishing and maintaining a system of internal controls over financial reporting designed to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control. The Board of Directors exercises this responsibility principally through the Audit Committee. The Audit Committee consists of directors not involved in the daily operations of the Company. The Audit Committee is responsible for engaging the external auditor and reviewing the financial statements prior to their presentation to the Board of Directors for approval. The Audit Committee meets with management and the external auditors to satisfy itself that management’s responsibilities are properly discharged.

The company’s external auditors, who are appointed by the shareholders, conducted an independent audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), and express their opinion thereon.

/s/ Dr. William Hunter	/s/ Jennifer Archibald
President and CEO	Chief Financial Officer

March 13, 2015	March 13, 2015

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited the accompanying consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2014 and December 31, 2013 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Cardiome Pharma Corp.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cardiome Pharma Corp. as of December 31, 2014 and December 31, 2013, and its consolidated results of operations and its consolidated cash flows for the years then ended in conformity with US generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cardiome Pharma Corp.’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 13, 2015 expressed an unqualified opinion on the effectiveness of Cardiome Pharma Corp.’s internal control over financial reporting.

Chartered Accountants

Vancouver, Canada

March 13, 2015

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone (604) 691-3000 Fax (604) 691-3031 Internet www.kpmg.ca

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Cardiome Pharma Corp.

We have audited Cardiome Pharma Corp.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Cardiome Pharma Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on Cardiome Pharma Corp.’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Cardiome Pharma Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) .

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity.
KPMG Canada provides services to KPMG LLP.

We also have audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Cardiome Pharma Corp. as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended, and our report dated March 13, 2015 expressed an unqualified opinion on those consolidated financial statements.

Chartered Accountants

Vancouver, Canada

March 13, 2015

CARDIOME PHARMA CORP.

Consolidated Balance Sheets

(In thousands of U.S. dollars, except share amounts)

	December 31, 2014	December 31, 2013

Assets

Current assets:
Cash and cash equivalents	$12,708	$10,984
Restricted cash (note 6)	2,320	2,323
Accounts receivable, net of allowance for doubtful accounts of $596 (2013 - $325)	9,504	6,674
Inventories (note 7)	5,335	6,597
Prepaid expenses and other assets	1,703	1,749
Deferred tax assets (note 15)	439	-
	32,009	28,327

Property and equipment (note 8)	811	618
Intangible assets (note 9)	16,156	18,069
Goodwill (note 4)	318	318
Other assets	821	-
	$50,115	$47,332

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities (note 10)	$13,388	$14,003
Current portion of long-term debt (note 11)	1,714	-
Current portion of deferred consideration (note 4)	3,044	3,688
	18,146	17,691

Long-term debt (note 11)	10,286	-
Deferred consideration (note 4)	4,544	6,997
	32,976	24,688

Stockholders’ equity:
Common stock	284,760	272,083
Authorized - unlimited number with no par value Issued and outstanding – 16,591,002 (2013 – 14,958,277) (note 12(a))
Additional paid-in capital	34,229	33,349
Deficit	(318,973)	(300,746)
Accumulated other comprehensive income	17,123	17,958
	17,139	22,644
	$50,115	$47,332

Commitments and contingencies (notes 14 and 18)

See accompanying notes to the consolidated financial statements.

Approved on behalf of the Board:

/s/ Richard M. Glickman	/s/ Harold H. Shlevin
Director	Director

CARDIOME PHARMA CORP.

Consolidated Statements of Operations and Comprehensive Income (Loss)

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars, except share and per share amounts)

	December 31, 2014	December 31, 2013
Revenue:
Product and royalty revenue	$30,042	$4,143
Licensing and other fees	-	368
	30,042	4,511
Cost of goods sold	10,027	936
	20,015	3,575
Expenses:
Selling, general and administration	33,813	16,446
Research and development	637	476
Amortization (notes 8 and 9)	2,150	649
Acquisition costs (note 4)	-	1,494
Restructuring (note 16)	-	1,207
	36,600	20,272
Operating loss	(16,585)	(16,697)

Other expense (income):
Interest expense	1,483	87
Other expense (income)	136	(633)
Foreign exchange gain	(26)	(192)
Gain on settlement of debt (note 11)	-	(20,834)
	1,593	(21,572)
Earnings (loss) before income taxes	(18,178)	4,875
Income tax expense (note 15)	49	102
Net earnings (loss)	$(18,227)	$4,773

Other comprehensive loss:
Foreign currency translation adjustments	835	227
Comprehensive income (loss)	$(19,062)	$4,546
Earnings (loss) per common share (note 13)
Basic and diluted	$(1.12)	$0.37
Weighted average common shares outstanding
Basic	16,230,308	12,769,844
Diluted	16,230,308	12,934,856

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Consolidated Statements of Stockholders’ Equity

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

	Common stock	Additional paid-in capital	Deficit	Accumulated other comprehensive income	Total stockholders’ equity
Balance at December 31, 2012	$262,439	$32,754	$(305,519)	$18,185	$7,859
Net earnings	-	-	4,773	-	4,773
Common stock issued upon exercise of options	8	-	-	-	8
Issuance of common stock on acquisition (note 4)	9,629	-	-	-	9,629
Reallocation of additional paid in capital arising from stock-based compensation related to exercise of options	7	(7)	-	-	-
Stock-based compensation expense recognized (note 12(e))	-	602	-	-	602
Foreign currency translation adjustments	-	-	-	(227)	(227)
Balance at December 31, 2013	$272,083	$33,349	$(300,746)	$17,958	$22,644
Net earnings	-	-	(18,227)	-	(18,227)
Issuance of common stock (note 12(b))	13,821	-	-	-	13,821
Share issue costs (note 12(b))	(1,415)	-	-	-	(1,415)
Common stock issued upon exercise of options	148	-	-	-	148
Reallocation of additional paid in capital arising from stock-based compensation related to exercise of options	123	(123)	-	-	-
Stock-based compensation expense recognized (note 12(e))	-	1,003	-	-	1,003
Foreign currency translation adjustments	-	-	-	(835)	(835)
Balance at December 31, 2014	$284,760	$34,229	$(318,973)	$17,123	$17,139

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Consolidated Statements of Cash Flows

For the years ended December 31, 2014 and 2013

(In thousands of U.S. dollars)

	December 31, 2014	December 31, 2013
Operating activities:
Net earnings (loss) for the year	$(18,227)	$4,773
Items not affecting cash:
Amortization	2,150	649
Amortization of deferred financing fees	222	-
Stock-based compensation (note 12(e))	1,141	645
Write-down of property and equipment	188	-
Write-down of inventory (note 7)	1,547	-
Gain on settlement of debt (note 11)	-	(20,834)
Unrealized foreign exchange gain	(520)	(186)
Changes in operating assets and liabilities:
Restricted cash	(175)	(2,059)
Accounts receivable	(3,495)	448
Inventories	(286)	(2,816)
Prepaid expenses and other assets	(393)	(18)
Deferred consideration	(558)	-
Accounts payable and accrued liabilities	(121)	2,630
Net cash used in operating activities	(18,527)	(16,768)

Investing activities:
Restricted cash paid on acquisition (note 4)	-	(1,266)
Restricted cash acquired on acquisition (note 4)	-	1,143
Purchase of property and equipment	(522)	(39)
Increase in intangible assets	(78)	(147)
Net cash used in investing activities	(600)	(309)

Financing activities:
Issuance of common stock (note 12(b))	13,821	-
Share issue costs (note 12(b))	(1,415)	-
Issuance of common stock upon exercise of stock options	148	8
Proceeds from issuance of long-term debt (note 11)	12,000	-
Financing fees (note 11)	(1,043)	-
Payment of deferred consideration	(2,540)	-
Proceeds from sale of property and equipment	-	149
Repayment of long-term debt (note 11)	-	(13,000)
Net cash (used in) provided by financing activities	20,971	(12,843)
Effect of foreign exchange rate changes on cash and cash equivalents	(120)	(99)
Increase (decrease) in cash and cash equivalents during the year	1,724	(30,019)
Cash and cash equivalents, beginning of year	10,984	41,003
Cash and cash equivalents, end of year	$12,708	$10,984

Supplemental cash flow information:
Interest paid	$1,104	$-
Interest received	46	10
Net income taxes paid	332	73
Non-cash purchase of Correvio (note 4)	-	20,314

See accompanying notes to the consolidated financial statements.

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

1.	Basis of presentation:

Cardiome Pharma Corp. (the “Company”) was incorporated under the Company Act (British Columbia) on December 12, 1986 and was continued under the laws of Canada on March 8, 2002. Cardiome is a specialty pharmaceutical company dedicated to the development and commercialization of cardiovascular therapies that will improve the quality of life and health of patients suffering from heart disease. The Company currently has two marketed, in-hospital, cardiology products, BRINAVESS™ (vernakalant (IV)) and AGGRASTAT®, which are commercially available in numerous markets outside of the United States.

The Company has financed its cash requirements primarily from share issuances, payments from research collaborators, licensing fees, draws from a credit facility that was available under the Company’s collaborative agreements and a senior secured term loan facility (note 11). The Company’s ability to realize the carrying value of its assets is dependent on successfully commercializing its products and achieving future profitable operations, the outcome of which cannot be predicted at this time. As a result, in the future it may be necessary for the Company to raise additional funds. These funds may come from sources such as the issuance of shares from treasury, entering into strategic collaboration arrangements, or alternative sources of financing. However, there can be no assurance that the Company will be able to successfully raise sufficient funds to continue the development and commercialization of our products and our operational activities.

2.	Summary of significant accounting policies:

The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and are presented in U.S. dollars. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements:

(a)	Principles of consolidation:

The consolidated financial statements include the accounts of Cardiome Pharma Corp. and its wholly-owned subsidiaries from their respective dates of acquisition of control. All intercompany transactions and balances have been eliminated on consolidation.

(b)	Use of estimates:

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Significant areas requiring the use of estimates relate to accounting for amounts recorded in connection with business combinations, recoverability of inventories, carrying value of intangible assets, revenue recognition, bad debt and doubtful accounts, income taxes, stock-based compensation expense, and commitments and contingencies. The reported amounts and note disclosure are determined using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned course of action. Actual results could differ from those estimates.

2

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(c)	Business combinations:

In a business combination, the acquisition method of accounting requires that the assets acquired and liabilities assumed be recorded as of the date of the acquisition at their respective fair values with limited exceptions. Assets acquired and liabilities assumed in a business combination that arise from contingencies are recognized at fair value if fair value can reasonably be estimated. If the acquisition date fair value of an asset acquired or liability assumed that arises from a contingency cannot be determined, the asset or liability is recognized if probable and reasonably estimable; if these criteria are not met, no asset or liability is recognized. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accordingly, the Company may be required to value assets at fair value measures that do not reflect the Company’s intended use of those assets. Any excess of the purchase price (consideration transferred) over the estimated fair values of net assets acquired is recorded as goodwill. Transaction costs and costs to restructure the acquired company are expensed as incurred. The operating results of the acquired business are reflected in the Company’s consolidated financial statements from the date of acquisition.

(d)	Foreign currency translation:

The net assets of foreign subsidiaries where the local currencies have been determined to be the functional currencies are translated into U.S. dollars using exchange rates at the balance sheet dates. Equity is translated at historical rates and revenue and expenses are translated at exchange rates prevailing during the period. The foreign exchange gains and losses arising from translation are recorded in the foreign currency translation account, which is included in other comprehensive income (loss) and reflected as a separate component of equity. For those subsidiaries where the U.S. dollar has been determined to be the functional currency, non-monetary foreign currency assets and liabilities are translated using historical rates, while monetary assets and liabilities are translated at the period-end exchange rates. Revenues and expenses denominated in foreign currencies are translated at exchange rates prevailing during the period. Foreign exchange gains and losses are recorded in net earnings (loss) for the period.

3

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(e)	Fair value measurements of financial instruments:

Fair value measurements of financial instruments are determined by using a fair value hierarchy that prioritizes the inputs to valuation techniques into three levels according to the relative reliability of the inputs used to estimate the fair values.

The three levels of inputs used to measure fair value are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical financial instruments;

Level 2 - Inputs other than quoted prices that are observable for the financial instrument either directly or indirectly; and

Level 3 - Inputs that are not based on observable market data.

In determining fair value measurements, the most observable inputs are used when available. The fair value hierarchy level at which a financial instrument is categorized is determined on the basis of the lowest level input that is significant to the fair value measurement.

(f)	Cash and cash equivalents:

Cash and cash equivalents include cash and short-term deposits with original maturities of 90 days or less. Short-term deposits are valued at amortized cost. The carrying amounts approximate fair value due to the short-term maturities of these instruments.

(g)	Allowance for doubtful accounts receivable:

The Company maintains an allowance for accounts receivable for estimated losses that may result from our customers’ inability to pay. The Company estimates an allowance for doubtful accounts receivable primarily based on the credit worthiness of customers, aging of receivable balances and general economic conditions. Amounts later determined and specifically identified to be uncollectible are charged against this allowance.

(h)	Inventories:

Inventories consist of finished goods, unfinished product (work in process) and raw materials and are valued at the lower of cost or estimated net realizable value, determined on a first-in-first-out basis. Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions. Estimated net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

4

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(h)	Inventories (continued):

The components of inventory and inventory purchase commitments are reviewed on a regular basis for excess and obsolete inventory based on estimated future usage and sales, demand from drug distributors and hospitals and economic conditions. Management believes that the estimates used in calculating the inventory provision are reasonable and properly reflect the risk of excess and obsolete inventory.

(i)	Property and equipment:

Property and equipment are recorded at cost less accumulated amortization. Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Laboratory equipment	5 years
Production equipment	7 years
Computer equipment	3-5 years
Software	3-5 years
Furniture and office equipment	5-7 years

Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful life or the initial lease term.

(j)	Intangible assets:

Intangible assets are comprised of patent costs, trade name and marketing rights. Patent costs which are associated with the preparation, filing, and obtaining of patents are capitalized. Maintenance costs of patents are expensed as incurred.

The estimated useful life of intangible assets with definite life is the period over which the assets are expected to contribute to future cash flows. When determining the useful life, the Company considers the expected use of the asset, useful life of a related intangible asset, any legal, regulatory or contractual provisions that limit the useful life, any legal, regulatory, or contractual renewal or extension provisions without substantial costs or modifications to the existing terms and conditions, the effects of obsolescence, demand, competition and other economic factors, and the expected level of maintenance expenditures relative to the cost of the asset required to obtain future cash flows from the asset.

5

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(j)	Intangible assets (continued):

Amortization is provided using the straight-line method over the following terms:

Asset	Rate

Patents	over the useful life
Trade name	10 years
Marketing rights	10 years

(k)	Other assets:

Deferred financing fees represent the unamortized costs incurred on issuance of the Company’s term loan facility. Amortization of deferred financing fees on the term loan facility is provided on the effective interest rate method over the term of the facility based on amounts available under the facilities.

(l)	Goodwill:

Goodwill represents the excess of the purchase price of an acquired enterprise over the fair value assigned to assets acquired and liabilities assumed in a business combination. Goodwill is allocated as of the date of the business combination to the reporting units that are expected to benefit from the synergies of the business combination.

Goodwill has an indefinite life, is not amortized, and is subject to a two-step impairment test on an annual basis. The first step compares the fair value of the reporting unit to its carrying amount, which includes the goodwill. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of the impairment test is unnecessary. If the carrying amount exceeds the implied fair value of the goodwill, the second step measures the amount of the impairment loss. If the carrying amount exceeds the fair value of the goodwill, an impairment loss is recognized equal to that excess.

(m)	Impairment of long-lived assets:

Long-lived assets, including property and equipment, and intangible assets other than goodwill, are assessed for potential impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. The Company determines whether the carrying value of a long-lived depreciable asset or asset group is recoverable based on its estimates of future asset utilization and undiscounted expected future cash flows the assets are expected to generate. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the carrying amount over the fair value of the asset.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(n)	Revenue recognition:

Product and royalty revenue

Revenue from sales of products is recognized upon the later of transfer of title or upon shipment of the product to the customer, so long as persuasive evidence of an arrangement exists, the sales price is fixed or determinable, and collection is reasonably assured. Provisions for chargebacks, rebates, sales incentives and returns are provided for in the same period the related sales are recorded. Sales taxes collected from customers in various European markets that must be remitted back to the relevant government authorities are excluded from revenues. Shipping and handling costs are included in cost of sales.

Royalty revenue is recognized on an accrual basis when earned in accordance with the agreement terms, when royalties from the collaborative partner are determinable and collection is reasonably assured, such as upon the receipt of a royalty statement from the collaborative partner.

Licensing and other fees

The Company earns revenue from a collaboration and license agreement from the commercial sale of an approved product.

(o)	Research and development costs:

Research and development costs are expensed in the period incurred.

(p)	Clinical trial expenses:

Clinical trial expenses are a component of research and development costs and include fees paid to contract research organizations, investigators and other vendors who conduct certain product development activities on the Company’s behalf. The amount of clinical trial expenses recognized in a period related to service agreements are based on estimates of the work performed using an accrual basis of accounting. These estimates are based on patient enrollment, services provided and goods delivered, contractual terms and experience with similar contracts. The Company monitors these factors to the extent possible and adjusts its estimates accordingly. Prepaid expenses or accrued liabilities are adjusted if payments to service providers differ from estimates of the amount of service completed in a given period.

(q)	Stock-based compensation and other stock-based payments:

Stock options and restricted share units granted to the Company’s directors, executive officers and employees are accounted for using the fair-value based method. Under this method, compensation expense for stock options is measured at fair value at the date of grant using the Black-Scholes valuation model and is expensed over the award’s vesting period. Stock-based compensation granted to consultants is subject to variable accounting treatment and is re-valued at fair value at each balance sheet date until the underlying service is complete. Compensation expense for restricted share units is measured at fair value at the date of grant, which is the market price of the underlying security, and is expensed over the award’s vesting period using the straight-line method.

7

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

2.	Significant accounting policies (continued):

(r)	Income taxes:

The Company accounts for income taxes using the liability method of tax allocation. Deferred income taxes are recognized for the deferred income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income when a change in tax rates is enacted. Deferred income tax assets are evaluated periodically and if realization is not considered more likely than not, a valuation allowance is provided. Income tax credits, such as investment tax credits, are included as part of the provision for income taxes.

(s)	Earnings (loss) per share:

Basic earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the treasury stock method. When the effect of options and other securities convertible into common shares is anti-dilutive, including when the Company has incurred a loss for the period, basic and diluted loss per share are the same.

Diluted earnings per share is calculated using the weighted average number of common shares outstanding during the period, adjusted to include the number of incremental common shares that would have been outstanding if all dilutive potential common shares had been issued. Under the treasury stock method, the number of dilutive shares, if any, is determined by dividing the average market price of shares for the period into the net proceeds of in-the-money options.

(t)	Comparative figures:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted for the current year.

8

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

3.	Recent accounting pronouncements:

(a)	Revenue from contracts with customers:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, that introduced a new five-step revenue recognition model to be used to determine how an entity should recognize revenue related to the transfer of goods or services to customer in an amount that reflects the consideration the entity is entitled to receive for those goods or services. This ASU also requires disclosures sufficient to enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers, including qualitative and quantitative disclosures about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. This standard is effective for fiscal years beginning after December 15, 2016, including interim periods within that reporting period. The Company is currently evaluating the new guidance to determine the impact it will have on our consolidated financial statements.

(b)	Going concern disclosure:

In August 2014, the FASB issued ASU 205-40, Presentation of Financial Statements – Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to assess at each interim and annual reporting period whether substantial doubt exists about the Company’s ability to operate as a going concern. Substantial doubt exists if the Company will be unable to meet its obligations as they become due within one year after the financial statement issue date. If there is substantial doubt, additional disclosures are required. The new standard is effective for annual and interim financial statements for fiscal years beginning after December 15, 2016.

4.	Acquisition of Correvio LLC:

On November 18, 2013, the Company completed the acquisition of Correvio LLC (“Correvio”), a privately held pharmaceutical company headquartered in Geneva, Switzerland, focused on the worldwide marketing, excluding the United States, of AGGRASTAT®, a branded prescription pharmaceutical. The acquisition accelerates the Company’s launch of BRINAVESS™and transformation into a global commercial organization positioned for future growth, reduces BRINAVESS™ build out costs and shortens the time to profitability by providing an established operational and financial infrastructure with significant operating cost synergies.

The Company acquired 100% of Correvio through the purchase of a combination of assets and shares of its subsidiaries in exchange for 19.9% of the Company’s then outstanding shares and deferred consideration of $12,000. The deferred consideration will be repaid monthly at an amount equal to 10% of cash receipts from product sales and any applicable interest accrued at 10% compounded annually. The deferred consideration must be repaid in full by December 1, 2019.

9

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

4.	Acquisition of Correvio (continued):

The transaction was accounted using the acquisition method and accordingly, the consideration was allocated to the assets acquired and liabilities assumed on the basis of their respective estimated fair values as of November 18, 2013. The determination of fair value required management to make significant estimates and assumptions. The excess of the purchase price over the final amounts assigned to the assets acquired and liabilities assumed was recorded as goodwill.

The following tables summarize the total consideration transferred and the final amounts of the fair value assigned to the assets acquired and liabilities assumed recognized at the acquisition date:

Consideration

2,481,596 common shares of the Company	9,629	(1)
Deferred consideration	10,685	(2)
Cash consideration	1,266

Fair value of total consideration transferred	$21,580

(1)	The fair value of 19.9% of the Company’s outstanding shares issued on November 18, 2013 (a total of 2,481,596 shares) with a value of $3.88 per share for a total of $9,629 was determined based on the closing price on November 17, 2013.
(2)	The fair value of the deferred consideration of $12,000 incurred by the Company on November 18, 2013 adjusted by post-closing adjustments of $1,315. The fair value of deferred consideration was based on significant inputs that are not observable in the market (Level 3 inputs) including forecasted cash receipts from product sales and an estimated discount factor.

10

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

4.	Acquisition of Correvio (continued):

Final allocation of purchase price:

Assets acquired
Restricted cash and deposits	$1,274
Accounts receivable	6,142
Inventories	3,781
Prepaid expense and other assets	960
Property and equipment	413
Identifiable intangible assets	16,961
Goodwill	318

Liabilities assumed
Accounts payable and accrued liabilities	8,162
Deferred rent	107

Fair value of net assets acquired	$21,580

The following table provides the components of the identifiable intangible assets acquired that are subject to amortization:

	Estimated
	useful life

Marketing rights	10 years	$15,830
Trade name	10 years	1,131

		$16,961

Correvio’s results of operations and estimated fair value of assets acquired and liabilities assumed have been included in the Company’s financial statements from the date of acquisition and include revenue of $3,805 and net losses of $275 to the Company for the period from November 18, 2013 to December 31, 2013.

The following unaudited supplemental pro forma data presents the Company’s operating results as if the acquisition had been completed on January 1, 2013. The pro forma financial information is presented for information purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had actually occurred on January 1, 2013. The pro forma financial information presented includes amortization charges for acquired tangible and intangible assets, based on the values assigned in the purchase price allocation.

11

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

4.	Acquisition of Correvio (continued):

2013
Pro forma information
Revenue	$30,775
Net earnings	2,169

Basic earnings per share	$0.15
Diluted earnings per share	$0.14

5.	Financial instruments:

Financial instruments consist primarily of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, long-term debt and deferred consideration. The fair values of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable and accrued liabilities approximate carrying values because of their short-term nature. At December 31, 2014, the carrying value of the Company’s long-term debt and deferred consideration approximate their fair value based on current market borrowing rates. The long-term debt is classified as Level 2 of the fair value hierarchy. The deferred consideration is classified as Level 3 of the fair value hierarchy.

The Company’s financial instruments are exposed to certain financial risks, including credit risk and market risk.

(a)	Credit risk:

Credit risk is the risk of financial loss to the Company if a partner or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Company’s cash and cash equivalents and accounts receivable. The carrying amount of the financial assets represents the maximum credit exposure.

The Company limits its exposure to credit risk on cash and cash equivalents by placing these financial instruments with high-credit quality financial institutions.

The Company is subject to credit risk related to its accounts receivable. The majority of the Company’s accounts receivable arise from product sales which are primarily due from drug distributors and hospitals. The Company monitors the creditworthiness of its customers so that it can properly assess and respond to changes in their credit profile.

12

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

5.	Financial instruments (continued):

(b)	Market risk:

Market risk is the risk that changes in market prices, such as foreign currency exchange rates and interest rates will affect the Company’s income or the value of the financial instruments held.

(i)	Foreign currency risk:

Foreign currency risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company is exposed to foreign currency risks as a portion of the Company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, revenue, and operating expenses are denominated in other than U.S. dollars. The Company manages foreign currency risk by holding cash and cash equivalents in foreign currencies to support foreign currency forecasted cash outflows. The Company has not entered into any forward foreign exchange contracts.

(ii)	Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Financial instruments that potentially subject the Company to interest rate risk include cash and cash equivalents.

The Company is exposed to interest rate cash flow risk on its cash and cash equivalents and on its long term debt as these instruments bear interest based on current market rates.

6.	Restricted cash:

At December 31, 2014, restricted cash included $1,000 (2013 - $1,000) relating to amounts held in escrow in a non-interest bearing account in connection with the acquisition of Correvio (note 4). This amount will be released from escrow upon the Company’s payment of all amounts owing under the deferred consideration liability plus all applicable accrued interest.

The Company also held restricted cash relating to deposits which are pledged as collateral for bank guarantees for sales contracts with various hospitals and health authorities and for value-added tax liabilities of $1,320 (2013 - $1,158) and nil (2013 - $165), respectively. Average interest rates on these deposits range from nil to 0.01% (2013 - nil to 0.01%).

13

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

7.	Inventories:

	December 31,	December 31,
	2014	2013

Finished goods	$1,815	$1,941
Work in process	1,013	3,052
Raw materials	2,449	1,546
Inventory consigned to others	58	58
	$5,335	$6,597

During the year ended December 31, 2014, the Company had a write-down of $1,547 (2013 – nil) in inventory.

8.	Property and equipment:

		Accumulated	Net book
2014	Cost	amortization	value

Laboratory equipment	$625	$542	$83
Production equipment	96	16	80
Software	110	46	64
Computer equipment	200	111	89
Leasehold improvements	416	30	386
Furniture and office equipment	122	13	109

	$1,569	$758	$811

		Accumulated	Net book
2013	Cost	amortization	value

Laboratory equipment	$629	$488	$141
Production equipment	286	-	286
Software	96	13	83
Computer equipment	144	87	57
Leasehold improvements	39	17	22
Furniture and office equipment	39	10	29

	$1,233	$615	$618

Amortization expense for the year ended December 31, 2014 amounted to $143 (2013 - $104).

14

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

9.	Intangible assets:

		Accumulated	Net book
2014	Cost	amortization	value

Marketing rights	$15,830	$1,782	$14,048
Trade name	1,131	127	1,004
Patents	4,273	3,169	1,104

	$21,234	$5,078	$16,156

		Accumulated	Net book
2013	Cost	amortization	value

Marketing rights	$15,830	$199	$15,631
Trade name	1,131	14	1,117
Patents	4,179	2,858	1,321

	$21,140	$3,071	$18,069

Amortization expense for the year ended December 31, 2014 amounted to $2,007 (2013 - $545).

The estimated aggregate amortization expense for intangible assets held at December 31, 2014, for each of the five succeeding years is expected as follows:

2015	$1,972
2016	1,885
2017	1,867
2018	1,835
2019	1,813

15

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

10.	Accounts payable and accrued liabilities:

Accounts payable and accrued liabilities comprise:

	December 31,	December 31,
	2014	2013

Trade accounts payable	$5,474	$5,719
Employee-related accruals	2,719	3,367
Restructuring (note 16)	-	732
Interest payable (notes 4 and 11)	291	125
Other accrued liabilities	4,904	4,060

	$13,388	$14,003

11.	Long term debt:

(a)	Merck

Pursuant to collaboration agreements with Merck Sharp & Dohme Corp. (“Merck”) signed in 2009, Merck granted the Company an interest-bearing credit facility of up to $100,000, secured by a first priority interest to the Company’s patents and all associated proceeds. On September 25, 2012, Merck terminated the agreements.

In December 2012, the Company agreed to settle its debt obligation by way of a $20,000 settlement amount to settle its outstanding debt of $50,000 plus accrued interest of $2,164. The Company paid $7,000 on December 31, 2012 and $13,000 on March 1, 2013, extinguishing all outstanding debt obligations to Merck. The Company recorded a gain on debt settlement of $20,834 for the year ended December 31, 2013.

(b)	MidCap

On July 18, 2014, the Company closed a senior, secured term loan facility with MidCap Financial, LLC for up to $22,000 consisting of two tranches bearing interest at a rate of LIBOR plus 8%. Interest is payable on a monthly basis. The first tranche of $12,000 is available for working capital and general corporate purposes. The second tranche of up to $10,000 is available to support a product or company acquisition. The loan carries a term of 48 months and is secured by substantially all of the assets of the Company. At December 31, 2014, the Company has drawn $12,000 of the first tranche of the loan facility. Future repayments are as follows:

2015	$1,714
2016	4,114
2017	4,114
2018	2,058

Total repayments	$12,000

16

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

12.	Stockholders’ equity:

(a)	Authorized:

The authorized share capital of the Company consists of an unlimited number of common shares without par value and an unlimited number of preferred shares without par value issuable in series.

(b)	Issued and outstanding:

Number
Common shares	of shares

Balance, December 31, 2012	12,470,335
Issued on acquisition of Correvio (note 4)	2,481,596
Issued for cash upon exercise of options	5,192
Issued upon exercise of options in cashless transaction	1,154

Balance, December 31, 2013	14,958,277
Issued through at-the-market offering	30,513
Issued through common share offering	1,500,000
Issued upon exercise of options in cashless transaction	32,212
Issued for cash upon exercise of options	70,000
Balance, December 31, 2014	16,591,002

(i)	On February 18, 2014, the Company completed a prospectus supplement under which the Company may issue common shares in one or more at-the-market (“ATM”) offerings up to an aggregate of $8,900. During the year ended December 31, 2014, the Company issued 30,513 common shares under the ATM program for gross proceeds of $289.

On March 11, 2014, the Company completed a prospectus offering of 1,500,000 common shares from treasury at CAD $10.00 per common share for net proceeds of $12,369. Additionally, 1,500,000 common shares were sold in a secondary offering from CarCor Investment Holdings LLC, the shareholder from which the Company purchased Correvio, at CAD $10.00 per common share for net proceeds of $12,720.  The Company did not receive any of the proceeds of the sale of common shares by CarCor Investment Holdings LLC.

(c)	Stock options:

Under the terms of the Company’s incentive stock option plan (the “Plan”), the Company may grant options to directors, executive officers, employees and consultants of the Company. The Plan provides for granting of options at the fair market value of the Company’s common shares at the grant date. Options generally vest over periods of up to four years with an expiry term of five years and generally vest in equal amounts at the end of each month. On June 16, 2014, shareholders approved an amendment to the Plan (the “Amended Plan”) whereby the maximum number of shares available for issue under the Amended Plan is a rolling number equal to a maximum of 12.5% of the issued common shares outstanding at the time of grant. Prior to this amendment, the number of shares available for issuance was a specified, fixed amount. Under the Amended Plan, the maximum number of stock options issuable to insiders continues to be restricted to 10% of the issued and outstanding common shares of the Company.

17

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

12.	Stockholders’ equity (continued):

Details of the stock option transactions for the years ended December 31, 2014 and 2013 is summarized as follows:

	Number	Weighted average exercise price (CAD$)	Weighted average remaining contractual life (years)	Aggregate intrinsic value (CAD$)
Outstanding as at December 31, 2012	1,118,112	14.64	2.94	67

Options granted	545,000	3.28
Options exercised	(6,710)	1.70
Options forfeited	(245,226)	22.53
Options expired	(209,264)	33.40
Outstanding as at December 31, 2013	1,201,912	4.68	3.71	4,400

Options granted	260,000	8.27
Options exercised	(111,155)	2.17
Options forfeited	(11,335)	7.48
Options expired	(61,132)	24.03
Outstanding as at December 31, 2014	1,278,290	4.68	3.34	8,411
Exercisable as at December 31, 2014	700,920	4.38	2.94	5,150

The outstanding options expire at various dates ranging from May 25, 2015 to September 25, 2019.

18

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

12.	Stockholders’ equity (continued):

At December 31, 2014, stock options to executive officers and directors, employees and consultants were outstanding as follows:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average	average		average
		remaining	exercise		exercise
Range of		contractual	price		price
exercise prices (CAD$)	Number	life (years)	(CAD$)	Number	(CAD$)

$1.65 to $1.67	272,000	3.22	1.65	132,550	1.65
$1.68 to $2.08	226,845	2.74	1.70	186,681	1.70
$2.09 to $3.78	230,000	2.51	2.45	191,750	2.45
$3.79 to $43.20	549,445	4.01	8.34	189,939	10.88

	1,278,290	3.34	4.68	700,920	4.38

A summary of the Company’s non-vested stock option activity and related information for the year ended December 31, 2014 is as follows:

	Number	Weighted average
	of	grant-date fair value
Non-vested options	options	(U.S.$)

Non-vested at December 31, 2013	599,474	2.10
Granted	260,000	4.55
Vested	(269,409)	2.58
Forfeited	(11,195)	3.98
Expired	(1,500)	12.60

Non-vested at December 31, 2014	577,370	3.19

As of December 31, 2014, there was $1,023 (2013 - $1,349) of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 1.6 years (2013 – 1.6 years).

The aggregate intrinsic value of stock options exercised during the year ended December 31, 2014 was $666 (2013 - $32).

The aggregate fair value of vested options during the year ended December 31, 2014 was $696 (2013 - $444).

For the year ended December 31, 2014, cash received relating to the exercise of stock options was $148 (2013 - $8).

19

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

12.	Stockholders’ equity (continued):

(d)	Restricted stock plan:

During 2014, the Company established a treasury-based Restricted Share Unit Plan (the “RSU Plan”) to provide long-term incentives to certain executives and other key employees and to support the objective of employee share ownership through the granting of restricted share units (“RSUs”). There is no exercise price and no monetary payment is required from the employees to the Company upon grant of the RSUs or upon the subsequent issuance of shares to settle the award. The vested RSUs may be settled through the issuance of common shares from treasury, by the delivery of common shares purchased on the open market, in cash or in any combination of the foregoing, at the option of the Company. Vesting of RSUs is conditional upon the expiry of a time-based vesting period. The duration of the vesting period and other vesting terms applicable to the grant of the RSUs are determined at the time of the grant. The maximum number of RSU’s issuable under the RSU Plan is 413,001. As at December 31, 2014, the Company approved 59,500 RSUs which are not yet considered to be granted under GAAP criteria.

(e)	Stock-based compensation:

The estimated fair value of options granted to executive officers and directors, and employees is amortized over the vesting period. For the year ended December 31, 2014, stock-based compensation expense of $1,141 (2013 - $645) is recorded in selling, general and administration expenses.

The weighted average fair value of stock options granted during the year ended December 31, 2014 was $4.55 (2013 - $2.17). The estimated fair value of the stock options granted was determined using the Black-Scholes option pricing model with the following weighted-average assumptions:

	December 31,	December 31,
	2014	2013

Dividend yield	-	-
Expected volatility	87.5%	82.7%
Risk-free interest rate	1.1%	1.3%
Expected average life of the options	3.3 years	3.7 years
Estimated forfeiture rate	0.5%	13.4%

20

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

12.	Stockholders’ equity (continued):

There is no dividend yield as the Company has not paid, and does not plan to pay, dividends on its common shares. The expected volatility is based on the historical share price volatility of the Company’s daily share closing prices over a period equal to the expected life of each option grant. The risk-free interest rate is based on yields from Canadian government bond yields with a term equal to the expected term of the options being valued. The expected life of options represents the period of time that the options are expected to be outstanding based on the contractual term of the options and on historical data of option holder exercise and post-vesting employment termination behaviour. Forfeitures are estimated at the time of grant and, if necessary, management revises that estimate if actual forfeitures differ and adjusts stock-based compensation expense accordingly.

13.	Basic and diluted earnings (loss) per share:

Reconciliations between basic and diluted earnings (loss) per shares are set forth below:

	December 31,	December 31,
	2014	2013

Net earnings (loss)	$(18,227)	$4,773
Weighted average number of common shares for basic earnings (loss) per share	16,230,308	12,769,844
Dilutive effect of options	-	165,012
Diluted weighted average number of common shares for diluted earnings per share	16,230,308	12,934,856

Basic and diluted earnings (loss) per share	$(1.12)	$0.37

21

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

14.	Commitments:

(a)	Operating leases:

The Company has entered into operating leases for office space. Future minimum payments under the various operating leases are as follows:

2015	$489
2016	425
2017	334
2018	337
2019	286
Thereafter	1,079

Total minimum payments required	$2,950

Rent expense for the year ended December 31, 2014 was $599 (2013 - $129), net of sublease income of $127 (2013 - $651).

(b)	Commitments for clinical and other agreements:

The Company entered into various clinical and other agreements requiring it to fund future expenditures of $4,032 (2013 - $3,997) between 2015 and 2018.

(c)	Purchase commitments:

In connection with the acquisition of Correvio (note 4), the Company has purchase commitments with certain suppliers who assist in the production of AGGRASTAT®. The commitments currently extend until the end of 2016. The amount of the purchase commitment is based on physical quantities manufactured; however there is a minimum purchase obligation of $1,180 for 2015 and $1,180 for 2016. The total amount purchased under this obligation was $2,148 for the year ended December 31, 2014 (2013 - $1,832).

15.	Income taxes:

The components of earnings (loss) before income taxes consist of the following:

	2014	2013

Canadian	$(6,042)	$12,245
Foreign	(12,136)	(7,370)

Earnings (loss) before income taxes	$(18,178)	$4,875

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

15.	Income taxes (continued):

The reconciliation of income tax computed at statutory tax rates to income tax expense (recovery), using a 26.0% (2013 – 25.8%) statutory tax rate, is:

	December 31,	December 31,
	2014	2013

Income (loss) before income taxes	$(18,178)	$4,875
Statutory tax rate	26.0%	25.8%

Income tax expense (recovery) at Canadian statutory income tax rates	$(4,726)	$1,229
Change in valuation allowance	1,524	405
Permanent and other differences	369	(185)
Tax rate differences	1,445	(1,347)
Foreign exchange adjustments and other differences	1,437	-
Income tax expense	$49	$102

Significant components of the Company’s deferred tax assets are shown below:

	December 31,	December 31,
	2014	2013

Deferred tax assets:
Tax loss carryforwards	$71,914	$70,054
Research and development deductions and investment tax credits	29,126	29,146
Tax values of depreciable assets in excess of accounting values	2,719	2,485
Share issue costs and other	406	517

Total deferred tax assets	104,165	102,202
Valuation allowance	(103,726)	(102,202)

Net deferred tax assets	$439	$-

At December 31, 2014, the Company has investment tax credits of $17,934 (2013 - $18,454) available to reduce deferred income taxes otherwise payable.

The Company also has total loss carryforwards of $301,791 (2013 - $292,754) available to offset future taxable income in Canada in the amount of $164,917 (2013 - $159,656), in Switzerland in the amount of $91,249 (2013 - $85,842), in the United States in the amount of $44,596 (2013 - $45,316), and in the United Kingdom in the amount of $1,029 (2013 - $1,061).

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

15.	Income taxes (continued):

The Company’s Canadian federal and provincial investment tax credits and non-capital losses for income tax purposes expire as follows:

	Investment	Non-capital
	tax credits	losses

2015	$343	$11,673
2016	1,064	7,596
2017	975	3,460
2018	158	35,288
2019	501	6,290
Thereafter	14,893	237,484

	$17,934	$301,791

The amount of liability for unrecognized tax benefits under U.S. GAAP as of December 31, 2014 is nil (2013 - nil).

The Company recognizes interest and penalties related to income taxes in interest and other income. To date, the Company has not incurred any significant interest and penalties. The Company is subject to assessments by various taxation authorities which may interpret tax legislations and tax filing positions differently from the Company. The Company provides for such differences when it is likely that a taxation authority will not sustain the Company’s filing position and the amount of the tax exposure can be reasonably estimated. As at December 31, 2014, a provision of nil (2013 - nil) has been made in the financial statements for estimated tax liabilities. Tax years ranging from 2004 to 2012 remain subject to examination in the various countries we operate in.

24

CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

16.	Restructuring:

In connection with the acquisition of Correvio in November 2013, the Company terminated several employees as part of integrating Correvio’s operations.

In March and July of 2012, the Company reduced its workforce, exited redundant leased facilities and terminated certain contracts. The workforce reduction initiative was completed in 2012, with the related liability substantially paid out in the first quarter of 2013. Idle-use expense and other charges recognized in the year ended December 31, 2012 included lease termination costs. The liability associated with idle-use expense and other charges, which is related to redundant leased facilities, has been fully settled.

The following tables summarize the provisions related to the restructuring for years ended December 31, 2014 and 2013:

	Employee termination benefits	Idle-use expense and other charges	Total
Balance at December 31, 2012	$320	$247	$567
Restructuring expense recognized	1,336	-	1,336
Revisions to prior accruals	(12)	(117)	(129)
Payments made	(926)	(30)	(956)
Non-cash items	-	(86)	(86)
Balance at December 31, 2013	718	14	732
Payments made	(718)	-	(718)
Non-cash items	-	(14)	(14)
Balance at December 31, 2014	$-	$-	$-

17.	Related party transactions:

The Company incurred expenses for services provided by a law firm in which a director of one of the Company’s wholly owned subsidiaries is a partner. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2014, the Company incurred legal fees of $145 (2013 - $174) for services provided by the law firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2014 is $52 (2013 - $66) owing to the legal firm.

The Company also incurred expenses for services provided by an accounting firm in which a director of one of the Company’s wholly owned subsidiaries is a director. The amounts charged are recorded at their exchange amounts and are subject to normal trade terms. For the year ended December 31, 2014, the Company incurred accounting fees of $64 (2013 - $91) for services provided by the accounting firm relating to general corporate matters. Included in accounts payable and accrued liabilities at December 31, 2014 is $8 (2013 - $25) owing to the accounting firm.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

18.	Contingencies:

(a)	The Company may, from time to time, be subject to claims and legal proceedings brought against it in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the consolidated financial position of the Company.

(b)	The Company entered into indemnification agreements with all officers and directors. The maximum potential amount of future payments required under these indemnification agreements is unlimited. However, the Company maintains appropriate liability insurance that limits the exposure and enables the Company to recover any future amounts paid, less any deductible amounts pursuant to the terms of the respective policies, the amounts of which are not considered material.

(c)	The Company has entered into license and research agreements with third parties that include indemnification provisions that are customary in the industry. These indemnification provisions generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party claims or damages arising from these transactions. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions is unlimited. These indemnification provisions may survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

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CARDIOME PHARMA CORP.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars except share and per share amounts and where otherwise indicated)

As at and for the years ended December 31, 2014 and 2013

19.	Segmented information:

During 2013, the Company began recognizing revenue from product sales at which time management began to measure the Company’s operations by the geographic area in which such products are sold.

Year ended December 31, 2014	Europe	Rest of World	Total

Revenue	14,308	15,734	30,042
Cost of goods sold	5,037	4,990	10,027
Gross margin	9,271	10,744	20,015
Gross margin %	65%	68%	67%

Year ended December 31, 2013	Europe	Rest of World	Total

Revenue	$1,897	$2,614	$4,511
Cost of goods sold	622	314	936
Gross margin	1,275	2,300	3,575
Gross margin %	67%	88%	79%

During the years ended December 31, 2014 and 2013, we had two customers that accounted for more than 10% of our revenue. In 2014, these customers accounted for 23% and 19% of our revenue, respectively (2013 – 25% and 22%, respectively).

Property and equipment by geographic area were as follows:

As at December 31	2014	2013

Europe	$118	$132
Rest of World	693	486

	$811	$618

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